EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 (Nos. 333-184221, 333-184224) and in the Registration Statement on Form S-8 (333-76537; 333-108681; 333-117069; 333-147270, 333-162453, 333-181442) of DDR Corp. of our report dated March 19, 2014, relating to the consolidated financial statements of Sonae Sierra Brazil BV Sarl (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to information on the nature and effect of differences in accounting practices in conformity with IFRS as issued by IASB and accounting principles generally accepted in United States of America, presented in Note 32 to the consolidated financial statements), appearing in Amendment No. 1 to the Annual Report on Form 10-K of DDR Corp. for the year ended December 31, 2014.

São Paulo, Brazil

March 12, 2015

/s/ DELOITTE TOUCHE TOHMATSU
Auditores Independentes